Exhibit 99.2

FORM OF APPOINTMENT OF PROXY FOR
MOUNTAINBANK FINANCIAL CORPORATION SPECIAL MEETING

[MOUNTAINBANK FINANCIAL CORPORATION LOGO]

201 Wren Drive
Hendersonville, North Carolina 28792

APPOINTMENT OF PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Gregory L. Gibson, Timothy W. Greene and Sherrie B. Rogers (the “MFC Proxies”), or any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes each of them, jointly and severally, to represent and vote as directed below all shares of the common stock of MountainBank Financial Corporation (“MFC”) held of record by the undersigned on [            ], 2002, at the Special Meeting of MFC’s shareholders (the “MFC Special Meeting”) to be held at [                ] located at [                ], Hendersonville, North Carolina, at [            ] [            ].m. on [            ], [            ], 2002, and at any adjournment of the MFC Special Meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1.
Proposal to Approve a Plan of Merger.    To consider and vote on a proposal to approve an Agreement and Plan of Reorganization and Merger, dated as of June 20, 2002, as amended (the “Plan of Merger), between Cardinal Bankshares Corporation (“Cardinal”) and MFC (a copy of which is attached as Appendix A to the Joint Proxy Statement/Prospectus), and to approve the transactions described in the Plan of Merger, including, without limitation, the merger of Cardinal into MFC and the conversion of each outstanding share of Cardinal’s common stock into the right to receive shares of MFC’s common stock and Series B preferred stock calculated as described in the Plan of Merger, all as more fully described in the Joint Proxy Statement/Prospectus.

☐  FOR                                          ☐  AGAINST                                          ☐  ABSTAIN

2.
Proposal to Authorize Management to Adjourn the Special Meeting.    To consider and vote on a proposal to authorize MFC’s management to adjourn the MFC Special Meeting one or more times for up to a total of 120 days for any reason.

☐  FOR                                          ☐  AGAINST                                          ☐  ABSTAIN

3.
Other Business.    On any other matter properly presented for action by shareholders at the MFC Special Meeting, the MFC Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

Please date and sign this appointment of proxy on the reverse side and return it in the enclosed prepaid envelope.

I (we) direct that the shares represented by this appointment of proxy be voted as directed above. In the absence of any direction, those shares may be voted by the MFC Proxies “FOR” Proposal 1 and Proposal 2. On any other matters that may properly be presented for action at the MFC Special Meeting, and on matters incident to the conduct of the meeting, the MFC Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the MFC Special Meeting by filing with MFC’s Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the MFC Special Meeting and announcing an intention to vote in person.

Dated:                                                                                  , 2002

Signature

Joint Signature (if shares held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT:    To ensure that a quorum is present at the MFC Special Meeting, please sign and return your appointment of proxy whether or not you plan to attend the meeting.